UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2016

Commission File Number 024-10589

Medivie USA, Inc.

Nevada

(State of incorporation)

11319 MAPLE STREET

LOS ALAMITOS, CA 90720

(ADDRESS OF PRINCIPAL OFFICE)

36-4830008

(IRS EIN)

919-405-1539

(Telephone)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

For correspondence, please contact:

Jillian Sidoti

jillian@crowdfundinglawyers.net

(323) 799-1342

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Item 1. Description of Business

Executive Summary

Medivie USA Inc., a Nevada corporation, is an early stage development company. We (Medivie USA Inc.) are involved in marketing and distributing Laboraide products in the U.S. and Canada. We signed a licensing agreement for exclusive patent and trademark rights with Medivie UK Limited (“Medivie UK”). Medivie UK and its parent company Medivie Therapeutic Limited, an Israeli public company (“Medivie Israel” and together with Medivie USA Inc. and Medivie UK, the “Medivie Group”).

The Medivie Group specializes in the development and marketing of oral support devices in several fields, mainly for the childbirth field with the development of “Laboraide”, a drug - free oral device. The Laboraide is used for the reduction of emergency vacuum and emergency C-sections (Caesarean sections) and the reduction of pain sensation during labor.

Medivie USA Inc. is the exclusive and perpetual license to develop and market in the United States and Canada all products developed and created by the Medivie Group, as well as the right to manufacture.

We are seeking to raise $10,000,000 from which $6,500,000 will be used for marketing operating costs and market penetration, in the U.S. and Canada.

On May 16, 2017 the company’s capital raising, according to the offering, start to be active through StartEngine’s website (www.startengine.com).

The Company`s business activities, are directed, controlled and coordinated from its office in Los Alamitos, CA, from which all financial, business and sales decisions are made.

Company Overview

We focus in the marketing and sales of oral devices in the following areas:

▪	Birth - Currently in the marketing stage: Laboraide is an oral device in the form of a pleasant cushion and, when placed between the woman's lower and upper jaw during birth, keeps the airways open, increases oxygen flow and relieves tension in the jaws, which decreases the risk of urgent operative intervention and eases pain.

▪	Migraines - Future development: Medivie Group is working on the development of a unique oral device based on the existing company’s IP which allows the relaxation of the head muscles prevents the contraction of jaw muscles and increases the flow of blood to the brain for preventing and easing migraines.

USA and Canada Market Size

▪	The number of registered births in the United States for 2014 was 3,988,076 (https://www.cdc.gov/nchs/fastats/births.htm).

▪	The number of registered births in Canada for 2014 was 387,120 (http://www.statcan.gc.ca/tables-tableaux/sum-som/l01/cst01/demo04a-eng.htm)

▪	Laboraide device`s potential market size is approximately 4 million births per annum.

Product Description

•	Laboraide is an oral device in the form of a cushion, which is placed between the woman's lower and upper jaw during birth, allowing the relaxation of the jaw, neck and head muscles through the flow of oxygen to the muscles, decreasing the risk of urgent C-section and vacuum intervention and relief pain during labor.

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Product features:

•	Relieves tension in the jaws;

•	Increases the strength of the abdominal muscles;

•	Enables effective pushing;

•	Lowers stress, reduces pain.

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HOW IT WORKS

Clinical Study - Belinson Hospital

▪	In 2014-2015, Belinson Hospital, one of Israel’s largest hospitals, conducted a clinical study, examining the impact of using Laboraide during the second stage of labor (known as the pushing stage).

▪	The maximal length of the second stage is 3 hours, after which the necessity of obstetrical intervention arises.

▪	The study demonstrated a major decrease in the need for obstetrical intervention in the second stage of labor.

Clinical Results - Belinson Hospital

▪	Reduction in the surpassing of the maximal 3 hours’ limit: reduction in the rate of women surpassing the limit of 3 hours pushing stage from 24.5% to 8.6%, which leads to less likelihood of maternal and neonatal morbidities.

▪	Reduction of Cesarean Section: reduction in the rate of emergency cesarean sections from 6.4% to 1.2% as a result of the baby getting stuck in the birth canal.

▪	Reduction of Vacuum Deliveries: reduction in the rate of operative vaginal delivery (Vacuum) from 28.2% to 12.3%.

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Clinical Trial -  Mount Sinai Medical Center

As of December 2016, _ a clinical trial is currently offered to women in labor admitted to the Mount Sinai Medical Center (".Mount Sinai").

The study is designated toward nulliparous women at > 37 weeks of pregnancy. Women will be randomized to an intervention group or to a control group (approximately 150 patients in each arm).

Patients randomized to the intervention group will use a dental support device in the second stage of labor.  It is during this time that a patient actively pushes with contractions. The control group will push without the device.

The objective of the trial is to determine if the use of a dental support device in the second stage of labor decreases the time to vaginal delivery.  Secondary outcomes will include a decrease in Caesarean delivery and operative delivery rates. On December 12, 2016, Mount Sinai IRB department has approved the use of the Laboraide in its private clinical studies and clinical trial.

Mount Sinai already started to recruit patients; final data analysis and publication is anticipated in the fall of 2017.

Regulation & Certificates

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Patents and Trademarks

The company has entered into a licensing agreement for exclusive patent and trademark rights of Laboraide and all other products created or owned by Medivie UK Limited (“Medivie UK”), See the Exclusive Licensing Agreement as Exhibit 6.1 B-1 of the Offering Circular.

Patents

Country	Application No.	Title	Application Date	Status
Canada	2850116	Oral Apparatus for Optimizing user Performance	17 September, 2012	Pending
United States	14/347,250	Oral Apparatus for Optimizing user Performance	17 September, 2012	Pending

Trademarks

Country	Trade Mark	Number	Owner	Status
United States	Laboraide	5089745	LABORAIDE & Design in class 10	Registered
United States	Laboraide	4185114	LABORAIDE	Registered

Marketing & Distribution

End Customers

At all different stages of pregnancy, women are educated for both their pregnancy and labor process through different kinds of platforms. Such platforms involve the Prenatal Courses, Doulas & Nurses and professional literature, both, through books and online. We identify those platforms for marketing education and sales.

Strategic Partnership

Our marketing model is creating strategic partnerships with leading distribution companies in the U.S., such as Toys “R” Us. Medivie Therapeutic Limited signed a distribution agreement with Toys “R” Us, a Delaware company, as the seller for Medivie products, through all forms of purchase orders. All the distribution to Toys “R” Us has been assigned to the Company, on July 7, 2016, and will be conducted by the Company.

In March 9, 2017, the Company entered into Master Purchase Order Agreement with Toys “R” Us – Delaware Inc. pursuant to which the Company will distribute the Laboraide and other products to the Toys “R” Us retail chain.

MTV Celebrity, Teen Mom II, Jenelle Evans Endorsement Agreement:

The Company has entered into a services agreement with celebrity Teen Mom 2, Ms. Jenelle Evans for the promotion and advertising of the Laboraide See Exhibit 6.5 of the Offering Circular It is assessed that Ms. Eveans has around 4.5 million followers on the different social networks: Instagram, Facebook, and Twitter).

As part of the services, Ms. Evans will help promote the benefits of the Laboraide in her different social media channels including television programs, network and shows, in which she may participate, and will serve as an ambassador for the Laboraide for the next 3 years, beginning from the date of the signature of the agreement entered into with Ms. Evans. Among other things, Ms. Evans will promote the product and will appear in the product’s advertising/promotional videos in different media and known channels, and will be entitled to a revenue share of five (5%) percent of the gross profits (Gross profits in this report is interpreted as the profit from sales of the product after deducting expenses, including marketing expenses, before tax) from every sale related to her that originated from these networks in the USA, and all over the world to be reasonably and diligently tracked by the Company.

In addition, Ms. Evans will grant Medivie USA the rights to film of her upcoming birth, in which she will use the Laboraide product live.

In exchange for her services, Ms. Evans will receive 50,000 regular shares of Medivie USA, and a monthly payment of $500 for 12 months, starting from September 14, 2016 .. The 50,000 shares were issued to Ms. Evans in January 23, 2017.

As such, Ms. Evans will be entitled to a 5% share of the gross profits but not less than $1.00 USD, on the basis of every sale carried out by buyers that got to the Company via Ms. Evans, through one of the social networks where she is active.

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Notwithstanding the forgoing, all of the intellectual property rights of Laboraide will remain at all times solely the property of the Company or its creditor in the event of a default Thunder Crowd Capital, LLC.

Products under development See Exclusive Licensing Agreement as Exhibit 6.1 B-1 of the Offering Circular.

Migrainaide, an oral device to prevent & relieve migraine attacks.

▪	Scientific studies indicate that using an oral device to treat migraines releases the jaw and skull muscles, improves blood flow to the brain, thereby helping to prevent and reduce intensity levels of migraine attacks.

▪	Medivie has initiated the development of Migrainaide, oral device, designed to:

•	Prevent the development of migraine attacks

•	Reduce the pain intensity

▪	The developed product could be used as both a prophylactic measure and as an analgesic during migraine.

Migrainaide will be composed of material which enables comfortable use for long periods.

Industry Overview – Migraines

▪	A Migraine is a complex neurological medical condition characterized by a severe headache. The headache is often accompanied by nausea, vomiting, and extreme sensitivity to light and sound.

▪	Given their hormonal fluctuation, women are more susceptible to have a migraine than men.

▪	It is estimated that about twelve percent (12%) of the world’s adult population suffers from migraines. Existing treatment methods offer effective relief to about 60% of suffering patients.

▪	Anti-migraine drugs are the therapeutic agents to be used against a migraine. Treatment includes painkillers, anti-inflammatory painkillers, anti-sickness medicines, and triptan medicines.

▪	The most common treatment is medication, yet this treatment is not effective for all those who suffer.

Sales: The Company has not generated significant sales, yet.

Price Range: Determining the selling price for the Medivie device took into account different selling prices to pharmacy chains and big distributors (Like Babies "R"Us) and online sales. In order to penetrate the market and encourage the use, selling price was set at a price range of $20 - $55.

Market Share: We assume initial sales in the U.S. may start at the second quarter of 2017. as our principal market. Thereafter, toward the end of 2017 our marketing efforts will be directed to Canada as well. We do not know what market shares we will be able to obtain.

Item 2. Management’s Discussion and Analysis of Financial Condition and Result of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this 1-k as well as the information in our Offering Circular dated April 6, 2017. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the Offering Circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Medivie USA Inc., a Nevada corporation, is an early stage development company. We (Medivie USA Inc.), through an exclusive, perpetual licensing agreement, are involved in marketing and distributing in the United States and Canada the Laboraide product, a drug-free oral device that is used for the reduction of emergency vacuum and emergency C-sections (Caesarean section) and the reduction of pain sensation during childbirth labor. We entered into a licensing agreement for exclusive patent and trademark rights of Laboraide and all other products created or owned by Medivie UK Limited (“Medivie UK”). The Company specializes in the development and marketing of oral support devices in several fields, mainly for the childbirth field with the development of “Laboraide” throughout the United States and Canada.

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Operating results

Medivie USA Inc., a Nevada corporation that was incorporated on February 24, 2016, is an early stage development company. We have no prior operations as of May 2, 2017. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be assessed. The Company incurred $121,000 in loss which included $52,000 in general and administration costs; $40,000 in marketing costs; and $29,000 in interest expense.

Liquidity and capital resources

Liquidity

We are in the very earliest stages of development and our cash balance is $171,000 as of December 31, 2016. As of May 3, 2017, we had $20,000 in cash. We will likely have liquidity problems if we cannot raise a significant amount from our Offering or if we need additional funds for our strategic plans. The Company entered into a Note agreement previously filed with our Offering Circular, and such creditor has a UCC (Uniform Commercial Code) lien against all present and future assets of the Company, including but not limited to its Exclusive Perpetual Licensing Agreement.

Sources of Liquidity

We believe that based on our current business plan, the net proceeds from the Offering will be sufficient to fund our currently anticipated cash requirements through 2018, at which point we estimate Company sales will be sufficient to be profitable by the second quarter of 2018 and, thereafter, we believe sales proceeds will finance the Company’s activities.

Liabilities

On November 20, 2016, a bridge lender Thunder Crowd Capital, LLC offered a secured promissory note with a face value of $375,000 and 80,000 common shares. Pursuant to the terms of this loan all proceeds are to be used exclusively for marketing expenses related to the Issuer’s Regulation A+ offering. Proceeds were deposited with escrow agent to be disbursed for Issuer’s marketing expenses. The repayment is due on or before May 17, 2017, subject to the earlier payment as follows:

Issuer will direct the escrow agent in the Regulation A+ offering to disburse the net proceeds received as follows:

•          The initial $250,000 will be disbursed to the Investor as a mandatory repayment on the Note.

•          The next $375,000 will be disbursed 67% to the Issuer and 33% to the Investor until the Investor is in receipt of an additional $125,000 (for an aggregate of $375,000 paid to the Investor).

•          Thereafter, all proceeds to be disbursed to the Issuer or as otherwise directed by the Issuer.

Commencing on May 18, 2017, the outstanding balance of the Note shall bear interest at a rate of 24% per annum until the outstanding balance is collected in full.

TCC entitled to sell shares, at a rate of 5% of the shares sold thereafter in the Offering until TCC has sold 40,000 Shares.

The outstanding 40,000 shares can be sold by TCC and is not part of the Offering capital raising.

The company has not paid yet the outstanding loan balance. Repayment of the loan depend on the success of the capital raising in the offering.

See Note Terms as Exhibit 3.2 of the Offering Circular.

The Secured Promissory Note to be secured by the Issuer’s assets including but not limited to the right in the licensing agreement as well as to the terms of various agreements between the Issuer and its UK majority shareholder and the agreement with Toys R US’s subsidiary Babies R Us. A UCC covering all present and future assets of the Company has been filed to the benefit of Thunder Crowd Capital, LLC. Medivie USA will indemnify TCC for any losses and damage caused in connection with the Note agreement as described in the Note agreement. The indemnification is not limited in amount.

Plan of Operations

On March 28, 2016, we entered into an exclusive perpetual (see Exhibit 6.1 B-1 of the Offering Circular) licensing agreement with Medivie UK and such agreement grants the Company the right to market and distribute Laboraide and Medivie UK’s current and ancillary products in the United States and Canada. On July 7, 2016, we entered into an Assignment Agreement with Medivie Therapeutic Ltd., which assigned to the Company all of the rights and obligations of Medivie Therapeutic Ltd. under a Master Purchase Order Agreement between Medivie Therapeutic Ltd. and Toys “R” Us – Delaware Inc., pursuant to which the Company distributes the Laboraide and other products to the Toys “R” Us retail chain.

In March 9, 2017, the Company entered into Master Purchase Order Agreement with Toys “R” Us – Delaware Inc. pursuant to which the Company will distribute the Laboraide and other products to the Toys “R” Us retail chain. (see Exhibit 6.3 of the Offering Circular)

By the second or third quarter of 2017 we believe that we will start selling the Laboraide product in the U.S. market. The U.S. market is approximately 4 million births per annum, and we believe we might secure a small portion of that market share. The selling price is set at $20 for pharmacy chains & Babies “R” Us, and $55 for retail and through our e-commerce online site and other sales.

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We anticipate and believe that we should be able to sale units within 12 months, which will result in revenues as we are a legally marketed medical device in the USA and Canada and In addition we have a material inventory of about 2,592 units located in Mansfield, MA, USA, ready to be supplied. . We plan to spend approximately $24,200,000 on marketing from 2017 through 2021, with about $700,000 of the marketing budget to be allocated to the following 12 months if we successfully close on our offering. We also expect to incur approximately $447,500 in general and administrative expenses in the following 12 months. As a result, we will not be profitable in 2017. Management believe that in the second half of 2018 we may originate profits if we successfully close on our maximum offering under the terms of this Offering Statement.

Item 3. Directors, Executive Officers and Significant Employees

Name	Position	Age	Term of Office (start date)	Approximate hours per week for part-time employees
Benjamin Rael-Brook	Chief Executive Officer Secretary Chairman of the Board of Directors	44	July 2016	30

Joshua Rurka	President Treasurer Director	42	July 2016	30

Mark Corrao	Chief Financial Officer	58	June 2016	12

Dwight Anderson	Chief Marketing Officer	62	July 2016	12

Benjamin Rael-Brook is the Company’s Chief Executive Officer and Secretary, and is a Chairman of the Board of Directors. Mr. Rael-Brook has been a Managing Director at Portslade Enterprises since 2009. He received his MBA degree from Bar-Ilan University, Israel in Finance & International Marketing, and a BA degree from UCLA in Communications.

Joshua Rurka is the Company’s President, Treasurer and Director. Mr. Rurka is a Founding Partner at Capital International Financial Services LTD since 1998 and the CEO and a director of Medivie Therapeutic LTD since 2014. He is also the sole director of Medivie UK Limited. Mr. Rurka received a BA degree from the Academic College Tel Aviv Yafo, Israel in Economics and Management.

Mark Corrao is the Company’s Chief Financial Officer. He has been a Managing Partner at The CFO Squad since 2013 and the chief financial officer at KannaLife Sciences, Inc. since 2012. From 2010 to 2012, Mr. Corrao was the chief financial officer at Business Efficiency Experts, Inc. Mr. Corrao received a BS degree in Public Accounting from The City University of New York – Brooklyn College.

Dwight Anderson is the Company’s Chief Marketing Officer (the “CMO”). He has Over 30 years of experience in Sales, Marketing and general strategy for children's products. Mr. Anderson received a Ph.D. in Organizational Communication, from Rutgers University, 2013.

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Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, the only outstanding class of our capital stock, as of April 6, 2017, by security holders who beneficially own more than 10% of the outstanding common stock of the Company. We believe that each named beneficial owner listed below has sole voting and investment power with respect to the shares listed.

Name and Address(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class after the offering
Medivie U.K.	16,200,000	410,000	79.85%
Executive officers and directors as a group after the offering (1 people)	195,300	0	0%

Medivie U.K.’s address is The Willows 1, Mark Road, Hemel Hempstead, Herts, United Kingdom, Hp2 7bn.

▪	Thunder Crowd Capital LLC has entered into a loan agreement pursuant to a Note attached to the Offering Circular as Exhibit 3.2 and currently as part of the issuance of the Note for its consideration Thunder Crowd Capital, LLC owns 80,000 shares of 0.44% of the company, JSBarkats has 1,800,000 million shares that are owned for its services, or 9.93% of the Company.

Item 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company entered into an agreement with Benjamin Rael-Brook, its Chief Executive Officer, and Chairman of the Board, and Secretary on July 1, 2016, pursuant to which Mr. Rael-Brook will be paid $18,000 annually and 1% equity interest in the Company, in his capacity as CEO, provided that the Company successfully raises at least $1,000,000 in capital and closes on or before August 1, 2017, whether through this Offering or otherwise (See Exhibit 7.3 of the Offering Circular). The equity portion of Mr. Rael-Brook’s anticipated compensation will be issued from Medivie UK’s equity ownership.

The Company entered into a commercial lease agreement (see as Exhibit 6.2 of the Offering Circular) with Benjamin Rael-Brook, its Chief Executive Officer, Secretary and Chairman of the Board of Directors on March 1, 2016, for the Company’s principal executive office, located at 1319 Maple Street, Los Alamitos, California 90720. Pursuant to the terms of the commercial lease agreement, the monthly rent is $1,800 per month. It was agreed that the lease payments shall be paid in cash retroactively after the REG A + capital raising is concluded. On May 15, 2017, the lease agreement was extended retroactively, from March 1, 2017 until February 28, 2018.

The Company entered into an agreement with Joshua Rurka, its President, Treasurer and Director, on July 1, 2016, pursuant to which Mr. Rurka will be paid $250,000 annually, in his capacity as President, provided that the Company successfully raises at least $1,000,000 in capital and cumulatively closes on or before August 1, 2017, whether through the Offering or otherwise.

Joshua Rurka, the Company’s President Treasurer and Director, is also the sole director of Medivie UK Limited, the Company’s majority shareholder. Joshua Rurka currently holds approx. 12.73% (17.48% on a fully diluted basis) of Medivie Therapeutic LTD (Israeli public company) which is the sole owner of Medivie U.K. In addition, Joshua Rurka is not a direct shareholder in Medivie UK or Medivie USA, but only through his holding in Medivie Therapeutic LTD the Israeli public company. Furthermore, all decisions relating to Medivie UK are dictated by Medivie Therapeutic LTD where Joshua Rurka makes decisions subject to the approval of the Board of directors and\or shareholders assembly of Medivie Therapeutic LTD.

The Company’s transfer agent and registrar is the firm V Stock Transfer, LLC. They are located at 18 Lafayette Place, Woodmere, New York 11598. They can be reached at info@vstocktransfer.com or their direct number is (212) 828-8436.

Item 6. Other Significant Information

None.

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Item 7. Financial Information

MEDIVIE USA INC.

Financial Statements

as of December 31, 2016

F-1

Report of Independent Registered Public Accounting Firm To the Shareholders of MEDIVIE USA INC.	Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

We have audited the accompanying balance sheet of MEDIVIE USA INC. (the “Company”) as of December 31, 2016, and the related statements of operations and comprehensive loss, changes in stockholders equity and cash flows for the period from February 24, 2016 (inception of the Company) through December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medivie USA, Inc as of December 31, 2016, and the results of its operations and its cash flows for the period from February 24, 2016 (inception of the Company) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company have not yet generated significant revenues from operations, and therefore is dependent upon external sources for financing its operations. These conditions, along with other matters as set forth in Note 1B, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

May 18, 2017

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd

F-2

Medivie USA, Inc.

 BALANCE SHEET

(In thousands)

	US dollars
	December 31,
	2016

ASSETS
Current assets
Restricted cash (Note 3)	171
Inventories	22
Other current assets	7
Deferred issuance costs (Note 1B)	299
Total assets	499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short term loan (Note 3)	278
Accounts payable	22
Other current liabilities (Note 4)	59
Total liabilities	359

Stockholders' equity
Share capital – preferred shares of US$ 0.00001 par value:	-	(*)
Authorized – December 31, 2016 – 10,000,000 shares
Share capital – ordinary shares of US$ 0.00001 par value:
Authorized – December 31, 2016 – 500,000,000 shares
Issued and outstanding – December 31, 2016 – 18,000,000 shares	-	(*)

Additional paid in capital	261
Accumulated deficit	(121)
Total stockholders’ equity	140

Total liabilities and stockholders’ equity	499

(*)	Less than US$ 1 thousand.

Date: May 18, 2017

Joshua Rurka	Benjamin Rael-Brook	Mark Corrao
President, treasurer, Director	CEO, Secretary, Director	CFO

The accompanying notes are an integral part of these financial statements.

F-3

Medivie USA, Inc.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

US dollars
For the period February 24 until December 31,
2016

General and administrative expenses (Note 7)	52
Marketing expenses	40
Operating loss	92
Finance expenses	29
Loss and comprehensive loss for the period	121
Loss per share (Basic and Diluted)	0.0067
Common shares used in computing Basic and Diluted loss per share	18,000,000

The accompanying notes are an integral part of these financial statements.

F-4

Medivie USA, Inc.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional		Total
	Number of shares	Amount	paid in capital	Accumulated deficit	Stockholders’ equity

Balance as of February 24, 2016 (date of inception)	-	-	-	-	-
Issuance of common stock	16,200,000	(*)	230	-	230
Stock-based compensation	1,800,000	(*)	31	-	31
Comprehensive loss for the period	-	-	-	(121)	(121)
Balance as of December 31, 2016	18,000,000	(*)	261	(121)	140

(*)       Less than US$ 1 thousand.

The accompanying notes are an integral part of the consolidated financial statements.

F-5

Medivie USA, Inc.

STATEMENT OF CASH FLOWS

(In thousands)

US dollars
For the period February 24 until December 31,
2016

Cash flows from operating activities:
Loss for the period	(121)
Adjustments to reconcile net income to net cash from operating activities:
Increase in other current assets	(7)
Increase in inventories	(22)
Interest on principal of short term loan	29
Increase in accounts payable	22
Increase in other current liabilities	43
Net cash used in operating activities	(56)

Cash flows from Investing activities

Increase in restricted cash	(171)
Net cash used in Investing activities	(171)

Cash flows from financing activities
Deferred issuance costs	(259)
Proceeds from parent company	6
Proceeds from short-term loan	250
Proceeds from issuance of common stock	230
Net cash provided from financing activities	227

Increase in cash and cash equivalents	-
Cash and cash equivalents at beginning of the period	-
Cash and cash equivalents at end of the period	-

Non-cash activities

The Company recognized US$ 30 thousand in respect of share-based compensation within the balance deferred issuance costs.

The accompanying notes are an integral part of the consolidated financial statements.

F-6

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 1	–	GENERAL (cont.)

A.	MEDIVIE USA INC. (the "Company"), a Nevada corporation incorporated on February 24, 2016, is an early stage development company. The Company is involved in marketing and distributing of Laboraide ("Licensed Product") products in the U.S. through a licensing agreement for exclusive patent and trademark rights with Medivie UK Limited (“Medivie UK”) the parent company. Medivie UK, is a wholly owned subsidiary of Medivie Therapeutic LTD, an Israeli public company (“Medivie Israel”).

The Company has been granted with an exclusive, perpetual license to use, copy or display the Trademarks to commercialize the Licensed Product in Canada and the United States ("Territories") by Medivie UK.

In addition, Medivie UK granted an exclusive, perpetual sublicense to the Company, to use the Patents to commercialize the Licensed Product in the aforementioned Territories. In the event that Medivie UK losses Control of the Patents, the sublicense shall automatically expire and be terminated.

Royalties equal to 2% of the net revenues from the sales of the Licensed Product, shall be paid on a quarterly basis by the Company to Medivie UK.

On March 9, 2017, the Company’s offering Statement (Form 1-A document) was declared qualified by the Securities and Exchange Commission (“SEC”), in accordance with Regulation A. According to the offering Statement, the Company offered a maximum of 2,000,000 shares of its common stock at $5.00 per share (the “Shares”) for an aggregate capital raise of up to $10,000,000.

A total of 600,000 shares, in the offering, are being resold by existing shareholders for an aggregate of $3,000,000 which is not allocated to the Company but directly to those resale shareholders. Therefore, the Company can only obtain before any fee are paid to potential placement agent an aggregate of $6,500,000 (after deduction of estimated offering expenses of approximately $500,000). The Offering may continue until the earlier of twelve months from the offering qualification date or the date when all Shares have been sold.

On May 16, 2017 the company’s capital raising, start to be active through StartEngine’s website (www.startengine.com).

B.	Going concern uncertainty

Since its incorporation, the Company did not conduct any material operations and have not yet generated any revenues from operations, and therefore is dependent upon external sources for financing its operations. Until such time as the Company generates sufficient revenue to fund its operations (if ever), the Company plans to finance its operations through the sale of equity or equity-linked securities and/or debt securities and, to the extent available, short term and long term loans. There can be no assurance that the Company will succeed in obtaining the necessary financing to continue its operations as a going concern.

The Company has no operating history upon which an evaluation of the Company`s business can be based. Further, the Company expects to incur substantial operating losses. The Company’s continued existence is dependent upon the Company’s ability to generate profitable operations and to secure the necessary financing to fund the Company’s future operations. The likelihood of the Company’s future success must be considered in light of the Company’s lack of operating history and the Company’s expectation of continued operating losses, as well as the problems, expenses, difficulties, risks and complications frequently encountered in connection with similarly situated companies. There can be no assurance that the Company’s future revenues, if any, will ever be significant or that the Company’s operations will ever be profitable.

F-7

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 1	–	GENERAL (cont.)

C.	The Company has evaluated subsequent events for recognition and disclosure through May 18, 2017, which is the date the financial statements were available to be issued.

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

A.	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to the going concern assumptions.

B.	Functional currency

The functional currency of the Company is the US dollar, which is the currency of the primary economic environment in which it intends to operate. In accordance with ASC 830, “Foreign Currency Matters” (ASC 830), balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions are carried as financing income or expenses.

C.	Cash and cash equivalents

The Company considers all short-term investments, which are highly liquid investments with original maturities of three months or less at the date of purchase, to be cash equivalents.

D.	Deferred issuance costs

Incremental costs directly attributable to a proposed or actual offering of securities are deferred and presented in the balance sheet as "Deferred issuance costs". Such costs are charged against the gross proceeds of the offering upon its completion.

Such costs will be expensed, in the event of a non-execution of the offering or when the offering will no longer be considered as "probable" to be completed.

E.	Stock-based compensation

Stock based compensation to employees is recognized in the statement of operations as an operating expense, based on the fair value of the award on the date of grant. The fair value of stock-based compensation is estimated using the Black Scholes option-pricing model.

The Company applies ASC 505-50, "Equity-Based Payments to Non-Employees" ("ASC 505-50") with respect to stock based compensation issued to non-employees which requires to measure the fair value of the shares, options or warrants granted (as applicable to the relevant grant), at the measurement date, based on the fair value of the consideration received (goods or services) or the fair value of the equity instruments issued, whichever is more reliably measurable (See Note 6B).

F-8

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

F.	Fair value of financial instruments

ASC Topic 825-10, "Financial Instruments" defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of the restricted cash, other current assets, accounts payable and other current liabilities to approximate their fair values due to the short term maturities of such financial instruments. ASC Topic 825-10, establishes the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3 - Unobservable inputs are used when little or no market data is available. Level 3 inputs are considered as the lowest priority under the fair value hierarchy.

G.	Short-term loans issued together with common stock

Upon initial recognition of short term loans issued together with common stock (i.e. a freestanding instrument that is classified in equity), the company allocates the consideration received, based on the relative fair values of the financial instruments issued. The amount allocated to the loan is presents as a liability and the amount allocated to common stock is recognized as equity.

In subsequent periods, the loan is measured at amortized cost and accordingly, the discount on the loan (the difference between the amount allocated to the loan and its face value) is amortized as interest expenses over the term of the loans.

H.	Adoption of New Accounting Standards

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ("ASU 2014-15"). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 also provide guidance related to the required disclosures as a result of management evaluation.

The amendments in ASU 2014-15 became effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Accordingly, management applied the guidance of ASU 2014-15 to these financial statements and has determined that there is a substantial doubt about the Company’s ability to continue as a going concern. Certain disclosures were updated to conform to the disclosures required under ASU 2014-15.

F-9

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

I.	Recently Issued Accounting Standards

In May 2014, The FASB issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09").

ASU 2014-09 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 also requires entities to disclose sufficient information, both quantitative and qualitative, to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

During 2016, the FASB issued several Accounting Standard Updates that focuses on certain implementation issues of the new revenue recognition guidance including Narrow-Scope Improvements and Practical Expedients, Principal versus Agent Considerations and Identifying Performance Obligations and Licensing.

An entity should apply the amendments in this ASU using one of the following two methods: 1. Retrospectively to each prior reporting period presented with a possibility to elect certain practical expedients, or, 2. Retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. If an entity elects the latter transition method, it also should provide certain additional disclosures.

For a public entity, the amendments in ASU 2014-09 (including the amendments introduced through recent ASU's) are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. For all other entities, the amendments in ASU 2014-09 (including the amendments introduced through recent ASU's) are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

The Company intends to adopt ASU 2014-09 as of January 1, 2018.

The Company is in the process of evaluating the impact of ASU 2014-09 on its revenue streams and selling contracts, if any, and on its financial reporting and disclosures. Management is expecting to complete the evaluation of the impact of the accounting and disclosure changes on the business processes, controls and systems throughout 2017. Since the Company did not report so far, material revenues, management believes that the adoption of ASU 2014-09 will not have significant impact on its financial statements.

F-10

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

I.	Recently Issued Accounting Standards (cont.)

In November 2015, the FASB has issued Accounting Standards Update (ASU) No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which changes how deferred taxes are classified on organizations’ balance sheet. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, all deferred tax assets and liabilities will be required to be classified as noncurrent. The amendments apply to all organizations that present a classified balance sheet. For public companies, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods (i.e., in the first quarter of 2017 for calendar year-end companies).Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The guidance may be applied either prospectively, for all deferred tax assets and liabilities, or retrospectively (i.e., by reclassifying the comparative balance sheet). If applied prospectively, entities are required to include a statement that prior periods were not retrospectively adjusted. If applied retrospectively, entities are also required to include quantitative information about the effects of the change on prior periods. The Company does not believe this ASU will have a significant impact on its consolidated financial statements.

In March 2016, the FASB has issued Accounting Standards Update (ASU) No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments are intended to improve the accounting for employee share-based payments and affect all organizations that issue share-based payment awards to their employees.

Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The amendments also simplify two areas specific to private companies.

For public companies, the amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period periods (i.e., in the first quarter of 2017 for calendar year-end companies).

The Company is in the process of assessing the impact, if any, of ASU 2016-09 on its consolidated financial statements.

F-11

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 3	–	SHORT TERM LOAN

On November 20, 2016, the Company entered into an agreement with Thunder Crowd Capital, LLC (“TCC”). According to the agreement the Company issued and sold to Thunder Crowd Capital, LLC (“TCC”) (a) Secured Promissory Note (“Note”) with a face value of $375,000 and (b) 80,000 shares of the company’s common stocks, in return of $250,000 that was paid to the company. The repayment is due on or before May 17, 2017, subject to the earlier payment as follow: Stage 1- all proceeds received in the Escrow Account derive from this offering until TCC has received payments totaling of $250,000. Thereafter One-third of all funds received in the Escrow Account until the TCC is in receipt of an additional $125,000 (for an aggregate of $375,000).

Commencing on May 18, 2017, the outstanding balance of the Note shall bear interest at a rate of 24% per annum until the outstanding balance is collected in full.

Stage 2 - In addition TCC will receive 80,000 shares of which it is entitled to sell shares, post Stage 1 at a rate of 5% of the shares sold thereafter in the Regulation A+ Offering until TCC has sold one-half of its Shares (i.e. 40,000 shares). The shares were issued to TCC on January 12, 2017.

The remaining 40,000 shares can be sold by TCC and is not part of the Tier 2, Regulation A capital raising.

The Secured Promissory Note to be secured by the Company assets including but not limited to the right in the licensing agreement as well as to the terms of various agreements between the Company and its UK majority shareholder and the agreement with Toys R US’s subsidiary Babies R Us. A Uniform Commercial Code covering all present and future assets of the Company has been filed to the benefit of Thunder Crowd Capital, LLC. The Company will indemnify TCC for any losses and damage caused in connection with the Note agreement as described in the Note agreement. The indemnification is not limited in amount.

On November 30, 2016, the Company received $250,000 from TCC, of which $50,000 was transferred to Medivie Therapeutic Ltd as reimbursement for expenses incurred by the company in connection with its planned Tier 2, Regulation A offering.

It was determined that the entire proceeds were required to be allocated to the loan component as the fair value of the shares were deemed to be insignificant.

At initial recognition, the loan was recognized at an amount of US$ 249 thousand and it is measured in subsequent periods at amortized cost (see Note 2, above). The fair value of the shares were insignificant.

The Company recognized in the statement of operations and comprehensive loss an amount of US$ 29 thousand, within financing expenses (due to the amortization of the related discount on the loan component).

The company has not paid yet the outstanding loan balance. Repayment of the loan depend on the success of the capital raising in the offering.

NOTE 4	–	OTHER CURRENT LIABILITIES

Composition:

US dollars
December 31,
(in thousands)	2016

Accrued expenses	53
Related party	6
59

F-12

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 5	–	COMMITMENTS

A.	On March 1, 2016, the Company signed a lease agreement for 250 sqm. office space with a related party for an "Initial Term" beginning March 1, 2016 and ending February 28, 2017. The Company shall pay a monthly rent of US$ 1,800 to the landlord. It was agreed that the lease payments shall be paid in cash retroactively after the REG A + capital raising is concluded. On May 15, 2017, the lease agreement was extended retroactively, from March 1, 2017 until February 28, 2018.

B.	On July 1, 2016, the Company entered into an agreement with Benjamin Rael-Brook, the CEO of the Company. Pursuant to the agreement, the Company shall pay the CEO a salary of $1,500 per month. Also, the Company shall grant the CEO a 1% equity interest in the Company, provided however, that such shares of the Company’s common stock shall be restricted and shall be issued from Medivie UK’s equity ownership in the Company. The compensation described above, is contingent to, and shall not be paid unless and until the Company successfully raises and closes on or before March 1, 2017, a minimum of $1,000,000 in capital. On April 4, 2017, the agreement was extended until August 1, 2017.

C.	On September 14, 2016, the Company entered into a service agreement with a presenter in the US. Pursuant to the agreement the company shall pay the presenter 500$ per month for 12 consecutive months after the agreement date. Also, the presenter shall be entitled to 50,000 ordinary shares of the company and 5% from the gross profit related to her marketing efforts on TV shows and 5% of the gross profit from online purchasers coming from the presenter’s social media pages. The 50,000 shares were issued to the presenter in January 23, 2017.

NOTE 6	–	STOCKHOLDERS’ EQUITY

A.	On February 24, 2016 (inception of the Company), the Company issued 16,200,000 of its ordinary shares for a total consideration of US$ 230,000 (90% of the shares, as at the date of the issuance).

B.	Upon its inception, the Company granted 10% of its common shares (1,800,000 shares) to a third party service provider as a compensation for future services to be received by the company, in connection with a planned equity offering. In accordance with the provisions of ASC Topic 550-50, Equity-Based Payments to Non-Employees, the Company measured the shares granted based on an estimate of the fair value of the services to be received, as such fair value was determined as more reliably measurable than the fair value of the equity instruments issued. The fair value estimate of the shares that was measured of US$ 30,000, was recorded as part of the deferred issuance costs with corresponding amount in equity. As such compensation was granted in connection with a planned offering of ordinary shares, the transaction did not affect profit or loss.

NOTE 7	–	GENERAL AND ADMINISTRATIVE EXPENSES

US dollars
For the period February 24 until December 31,
(in thousands)	2016

Rent	18
Professional fees	31
Salaries and related expenses	3
52

F-13

Medivie USA, Inc.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 8	–	RELATED PARTIES

A.	On July 7, 2016, the Company entered into an Assignment Agreement with Medivie Israel, which assigns to the Company all of the rights and obligations of Medivie Israel under a Master Purchase Order Agreement between Medivie Israel and Toys “R” Us – Delaware Inc.

In March 9, 2017, the Company entered into Master Purchase Order Agreement with Toys “R” Us – Delaware Inc. pursuant to which the Company will distribute the Laboraide and other products to the Toys “R” Us retail chain.

B.	On July 1, 2016, the Company entered into an agreement with Joshua Rurka, the Company's President. Pursuant to the agreement, the Company shall pay the President an annual salary of $250,000. However, such annual salary is contingent to, and shall not be paid unless and until the Company successfully raises and closes on or before March 1, 2017, a minimum of $1,000,000 in capital. On April 4, 2017, the agreement was extended until August 1, 2017.

NOTE 9	–	INCOME TAXES

A.	The Company has adopted ASC 740 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits.

The Company has a current operating loss carry-forward in the United States of approximately $121 thousands, resulting in deferred tax assets of $42 thousands. The Company has determined it more likely than not that the related deferred tax assets will not materialize and have provided a valuation allowance against substantially all our net deferred tax asset.

US dollars
December 31,
(in thousands)	2016

Individual components giving rise to the deferred tax assets are as follows:
Future tax benefit arising from net operating loss carryovers	42
Less valuation allowance	(42)
Net deferred	-

B.	The Company is subject to US tax laws. The corporate tax rate for 2016 and thereafter ranges from 15% -35% depending on the company's net income.

F-14

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDIVIE USA INC.

By:	/s/ Benjamin Rael-Brook
Name: Benjamin Rael-Brook
Title: Chief Executive Officer Secretary and Chairman of the Board of Directors

 This annual report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Benjamin Rael-Brook	Chief Executive Officer	May 18, 2017
Benjamin Rael-Brook	(principal executive officer) Secretary Chairman of the Board of Directors

/s/ Joshua Rurka	President	May 18, 2017
Joshua Rurka	Treasurer
Director

/s/ Mark Corrao	Chief Financial Officer	May 18, 2017
Mark Corrao	(Principal Accounting Officer)